                                                                      EXHIBIT 11

                      COLUMBIA/HCA HEALTHCARE CORPORATION
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
       FOR THE QUARTERS AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                               QUARTER          NINE MONTHS
                                          -----------------  -----------------
                                            1996     1995      1996     1995
                                          -------- --------  -------- --------
PRIMARY EARNINGS PER SHARE:
Earnings:
 Income before extraordinary charges..... $    311 $    274  $  1,091 $    710
 Extraordinary charges on extinguishments
  of debt, net of income tax benefits....       -        (7)       -      (103)
                                          -------- --------  -------- --------
    Net income........................... $    311 $    267  $  1,091 $    607
                                          ======== ========  ======== ========
Shares used in the computation (000):
 Weighted average shares outstanding.....  670,938  665,911   670,892  664,598
 Dilutive effect of common stock
  equivalents............................    6,479    8,249     6,922    7,680
                                          -------- --------  -------- --------
   Shares used in computing earnings per
    share................................  677,417  674,160   677,814  672,278
                                          ======== ========  ======== ========
Primary earnings per share:
 Income before extraordinary charges..... $    .46 $    .40  $   1.61 $   1.05
 Extraordinary charges on extinguishments
  of debt................................       -      (.01)       -      (.15)
                                          -------- --------  -------- --------
    Net income........................... $    .46 $    .39  $   1.61 $    .90
                                          ======== ========  ======== ========
FULLY DILUTED EARNINGS PER SHARE:
Earnings:
 Income before extraordinary charges..... $    311 $    274  $  1,091 $    710
 Extraordinary charges on extinguishments
  of debt, net of income tax benefits....       -        (7)       -      (103)
                                          -------- --------  -------- --------
    Net income........................... $    311 $    267  $  1,091 $    607
                                          ======== ========  ======== ========
Shares used in the computation (000):
 Weighted average shares outstanding.....  670,938  665,911   670,892  664,598
 Dilutive effect of common stock
  equivalents............................    6,831    8,515     7,222    8,255
                                          -------- --------  -------- --------
   Shares used in computing earnings per
    share................................  677,769  674,426   678,114  672,853
                                          ======== ========  ======== ========
Fully diluted earnings per share:
 Income before extraordinary charges..... $    .46 $    .40  $   1.61 $   1.05
 Extraordinary charges on extinguishments
  of debt................................       -      (.01)       -      (.15)
                                          -------- --------  -------- --------
    Net income........................... $    .46 $    .39  $   1.61 $    .90
                                          ======== ========  ======== ========

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